As filed with the Securities and Exchange Commission on August 8 , 2006
Registration No. 333-132308

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 to FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TERAX ENERGY, INC.
(Name of small business issuer in its charter)

Nevada	1382	88-0475757
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

13355 Noel Road
1370 One Galleria Tower
Dallas, TX 75240
(972) 503-0900
(Address and telephone number of principal executive offices and principal place of business)

Lawrence J. Finn, CEO
Terax Energy, Inc.
13355 Noel Road
1370 One Galleria Tower
Dallas, TX 75240
(972) 503-0900
(Name, address and telephone number of agent for service)

Copies to:
Marc J. Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [               ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [               ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [               ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [               ]

(ii)

EXPLANATORY NOTE:

This Amendment No.3 to the Registration Statement on Form SB-2 is being filed to provide revised and updated consents of Malone & Bailey PC and Beckstead and Watts, LLP which are filed hereto as Exhibits 23.1 and 23.2 respectively, under Item 27, Part II of this Amendment No. 3 to the Registration Statement on Form SB-2 of Terax Energy, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature Of Expense Amount

SEC Registration fee	$8,589.11
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	50,000.00	*
Miscellaneous	5,000.00
TOTAL	$73,589.11	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

               During the past three years, we have sold the following securities which were not registered under the Securities Act of 1933, as amended.

               During August 2003, the Company issued the then sole officer and director of the Company 225,000 shares of common stock at $0.0067 per shares for conversion of a note payable to equity of $1,500.

               On June 1, 2005, we acquired all of the issued and outstanding shares of Erath Energy Inc., a Delaware corporation pursuant to a Share Purchase Agreement dated May 31, 2005, between us and Holywell Technological Investments Ltd. and First Finance Limited. As consideration for the acquisition, we issued to the Sellers an aggregate of 318,000 shares of common stock. The common shares were offered and sold to the sellers in an offshore transaction made in reliance upon the exemption from registration provided by Regulation S as the sellers are not US Persons (as that term is defined in Regulation S).

               In August and September 2005, we sold an aggregate of 739,000 units for $10.00 per unit to 13 accredited investors, for aggregate proceeds of $7,390,000. Each Unit consisted of eight shares of common stock and four non-transferable share purchase warrants. Each warrant is exercisable into one share of common stock at a price of $1.75 until March 10, 2007, subject to acceleration as follows: in the event that the average closing price of our shares of common stock on the OTC:BB or other, more senior exchange for the 20 previous trading days exceeds $2.25, and provided that an effective registration statement registering the resale of the shares underlying the warrants is then in effect, the we may, by written notice, accelerate the expiration date of the warrants to 30 days after the date of such notice. Pursuant to the terms of the agreements with the investors, we are obligated to register the shares sold in the offering, including the shares underlying the warrants with the Securities and Exchange Commission. We agreed to file a registration statement with the SEC no later than March 14, 2006 and use our best efforts to have the registration statement declared effective as soon thereafter as practicable. The Units were offered and sold to the investors in offshore transactions made in reliance upon the exemption from registration provided by Regulation S as the investors are not US Persons (as that term is defined in Regulation S).

               On September 29, 2005, in connection with his employment by the Company, the Company agreed to issue options to acquire 500,000 shares of common stock to Sam M. Governale. On February 26, 2006, we agreed to issue 250,000 shares to Mr. Governale pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue the 500,000 options to him. Such exchange is subject to shareholder approval of the plan.

               On November 11, 2005, in connection with his employment by the Company, the Company agreed to issue 500,000 shares of common stock to Lawrence Finn. On February 26, 2006, we agreed to issue 1,500,000 shares to Mr. Finn pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue 500,000 shares to him.

               On December 2, 2005, the Company agreed to issue a promissory note to an investor with a principal amount of $2,500,000, bearing interest at the rate of 12.5% per annum. The note was due on demand after May 31, 2006 and may be repaid at any time by the Company. On December 19, 2005, the loan amount was increased to $4,100,000, on January 26, 2006 it was increased to $5,000,000 and on February 1, 2006 it was increased to $7,500,000. The promissory notes evidencing the loans were secured by an interest in all of the Company’s oil and gas leases and pipeline right of ways and easements in Erath County, Texas, as well as well and pipeline equipment and personal property, contracts and agreements, and production from the Company’s wells located on the leases. On February 2, 2006, the Company issued to a total of 215,517 shares of the Company’s common stock as consideration for the loans and on February 17, 2006.the Company issue an additional 84,483 shares of common stock as further consideration for the loans, as required by the terms of the loan documents. The loans were repaid in full on February 17, 2006. The promissory notes evidencing the loans and the common shares were offered and sold to the investor in an offshore transaction made in reliance upon the exemption from registration provided by Regulation S as the investor was not a US Person (as that term is defined in Regulation S).

              On January 26, 2006, in connection with his employment by the Company, the Company agreed to issue 200,000 shares of common stock and options to acquire an additional 200,000 shares to Richard C. Binz. On

February 26, 2006, we agreed to issue 300,000 shares to Mr. Binz pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions, in exchange for the obligation to issue the 200,000 shares and 200,000 options to him.

               On February 7, 2006, we entered into securities purchase agreements to sell to eight institutional investors an aggregate of 12,805,600 shares of the Company’s common stock and warrants to purchase an additional 12,805,600 shares of common stock, for an aggregate purchase price of $16,007,000. The sale of the securities was consummated on February 7, 2006. The unit price of the common stock and corresponding warrant was $1.25. The warrants are exercisable until February 6, 2011 at an exercise price of $1.50 per share. We have the right to require exercise of all of the warrants in the event that (i) a registration statement registering the resale of the warrants is then in effect and (ii) the volume weighted average trading price per share of the Company’s common stock for each of the previous thirty trading days is in excess of $2.50.

               J.P. Turner & Company, L.L.C. acted as placement agent in connection with the offering. The aggregate commissions payable to J.P. Turner in connection with the private placement were approximately $862,120. In addition, J. P. Turner received warrants to purchase 574,120 shares of common stock identical to those sold to the investors.

               On February 26, 2006, we agreed to issue 100,000 shares to an employee pursuant to the Company’s 2006 Incentive Stock Plan, subject to certain earn-in provisions.

               On May 12, 2006, we entered into a Purchase Agreement with an investor for the issuance of a promissory note in the principal amount of $2,500,000 and 71,429 shares of our common stock. The Note was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), in compliance with Regulation S, promulgated pursuant to the Act.

               * Except as noted, all of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Terax Energy, Inc. or executive officers of Terax Energy, Inc., and transfer was restricted by Terax in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

               The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Terax Energy, Inc., a Nevada corporation.

Exhibit No.	Document Description

3.1(1)	Articles of Incorporation

3.1.1(2)	Certificate of Change

3.1.2(3)	Certificate of Name Change

3.1.3(4)	Certificate of Change

3.1.4(5)	Certificate of Correction

3.2(1)	Bylaws

4.1(5)	Specimen Stock Certificate

4.2 (5)	Specimen Warrant Certificate dated August 8, 2005.

4.2 (8)	Specimen Warrant Certificate dated February 7, 2006

4.3 (8)	2006 Terax Energy, Inc. Incentive Stock Plan

5.1 (8)	Opinion of Sichenzia Ross Friedman Ference LLP

10.1 (1)	Separation and Distribution Agreement dated October 18, 2001, between Desert Health Products, Inc. and Royal Phoenix

10.2 (1)	License, Manufacture and Distribution Agreement

10.3 (1)	Addendum to Separation and Distribution Agreement

10.4 (6)	Stock Purchase Agreement dated May 31, 2005 between Terax Energy, Inc., Holywell Technological Investments Ltd. and First Finance Limited.

10.5 (5)	Form of Subscription Agreement dated for reference June 13, 2005.

10.6 (7)	Master Compromise and Settlement Agreement dated February 2, 2006 between Terax Energy, Inc. et al. and J. William Rhea, IV.

10.7 (8)	Form of Securities Purchase Agreement dated February 7, 2006

10.8 (8)	Form of Registration Rights Agreement dated February 7, 2006

21.1(5)	Subsidiaries of Terax Energy, Inc.

23.1	Consent of Malone & Bailey, PC

23.2	Consent of Beckstead and Watts, LLP

23.3 (8)	Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1)

(1)	Incorporated by reference to same exhibit filed with the Company’s Form SB-2 filed with the SEC on October 26, 2001, SEC File No, 333-72230.
(2)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on October 22, 2004, SEC File No, 333-72230.
(3)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on March 28, 2005, SEC File No, 333-72230.
(4)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on June 9, 2005, SEC File No, 333-72230.
(5)	Incorporated by reference to exhibit 10.7 filed with the Company’s Form 10-KSB filed with the SEC on August 17, 2005.
(6)	Incorporated by reference to same exhibit filed with the Company’s Form 8-K filed with the SEC on June 2, 2005, SEC File No, 333-72230.
(7)	Incorporated by reference to exhibit 10.1 filed with the Company’s Form 10-QSB/A filed with the SEC on March 3, 2005.
(8)	Incorporated by reference to same exhibit filed with the Company’s From SB-2 filed with the SEC on March 9, 2006, SEC File No. 333-132308

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

               (1)      File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                         (i)      Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                         (ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                         (iii)    Include any additional or changed material information on the plan of distribution.

               (2)      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3)      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

               (4)      For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                         (i)      Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                         (ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                         (iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                         (iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

               In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, Texas, on August 8 , 2006.

TERAX ENERGY, INC.

By: /s/ Lawrence Finn
Lawrence Finn, Chief Executive Officer
(Principal Executive Officer), and Chief Financial
Officer (Principal Financial Officer and Principal Accounting Officer)

               In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Lawrence J. Finn	President, Chief Executive Officer	August 8 , 2006
Lawrence J. Finn	and Chief Financial Officer

*
Phillip A. Wylie	Director	August 8 , 2006

*
Andrew Hromyk	Director	August 8 , 2006

*
John W. Legg	Director	August 8 , 2006

*	Director	August 8 , 2006
Stephen Cochennet

*	Director	August 8 , 2006
David Pratt

* By /s/ Lawrence J. Finn
Lawrence J. Finn
Attorney-in-Fact